Exhibit 99.2

THUNDER POWER HOLDINGS, INC.

CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

(Last Revised: July 29, 2024)

I.	PURPOSE

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Thunder Power Holdings, Inc. (the “Company”) to discharge the Board’s responsibilities relating to compensation matters, with the authorities, responsibilities and duties described in this Compensation Committee Charter (this “Charter”). This Charter and the Committee’s operation, authority and responsibilities are expressly made subject to the provisions of the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws (as each may be amended, restated, supplemented and otherwise modified from time to time), and to Section 141 of the Delaware General Corporation Law.

The Committee shall (A) assist the Board in overseeing the Company’s management compensation policies and practices, including (i) determining the compensation of the executive officers of the Company, (ii) reviewing and approving management incentive compensation policies and programs, and exercising discretion in the administration of such programs, and (iii) reviewing and approving equity compensation programs for employees, and exercising discretion in the administration of such programs; (B) assist the Board in determining the compensation of the members of the Board for their services as directors and/or committee members; and (C) prepare the compensation committee report on executive compensation required by the rules of the United States Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement for its annual meeting of stockholders (the “Proxy Statement”) or Annual Report on Form 10-K (the “Annual Report”), when such requirement becomes applicable to the Company. For purposes of this Charter, the term “executive officers” means those officers covered in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

II.	COMMITTEE MEMBERSHIP

The Committee shall consist of not less than three members of the Board appointed by resolution of the Board and shall serve at the discretion of the Board. All directors on the Committee shall qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act (“Rule 16b-3”). All directors of the Committee shall also satisfy the independence and composition requirements under the listing standards and other applicable rules of the Nasdaq Stock Market (“Nasdaq”), or such other stock market on which the Company’s securities may be listed from time to time, subject to any permitted exceptions thereunder, any other applicable requirements of the Exchange Act and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Each member of the Committee shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

Except as otherwise directed by the Board, a director appointed to serve as a member of the Committee will continue to serve in such capacity for as long as he or she remains a director or until his or her earlier resignation or removal from the Committee. The Committee’s chairperson (the “Chairperson”) shall be designated by the Board or, if the Board does not do so, the members of the Committee shall elect a Chairperson by vote of a majority of the Committee.

III.	MEETINGS AND PROCEDURES

The Committee will meet at the written request (which may be by electronic mail) of its Chairperson, a majority of the members of the Committee, or a majority of the members of the Board. The Chairperson of the Committee shall preside at meetings of the Committee and shall have authority to set agendas for meetings, and determine the Committee’s information needs, except as otherwise provided by the Board or the Committee. In the absence of the Chairperson at a duly convened meeting, the Committee shall select a temporary substitute from among its members to serve as chair of the meeting.

The Committee shall meet at least twice per year and may meet more frequently as circumstances require. The Committee may request that members of management, representatives of the Company’s registered public accounting firm, internal auditors, independent advisers and consultants, and others attend meetings and provide pertinent information, as necessary. In order to foster open communications, the Committee shall meet at such times as it deems appropriate or as otherwise required by applicable law, rules or regulations in separate executive sessions to discuss any matters that the Committee believes should be discussed privately.

Notice of meetings shall be given to all Committee members or may be waived, in the same manner as required for meetings of the Board. Meetings of the Committee may be in person, or by telephone or video conference or similar communications equipment by means of which all participants can hear and communicate with each other at the same time. Each member of the Committee shall have one vote. A majority of the members of the Committee, or a duly appointed subcommittee thereof, shall constitute a quorum for a meeting, and the affirmative vote of a majority of members present at a meeting at which a quorum is present shall constitute the action of the Committee. The Committee may also act by unanimous written consent in lieu of a meeting. The Committee shall otherwise establish its own rules of procedure.

The agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. The Committee shall keep regular minutes and such other records of its meetings as it deems appropriate. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee, and then filed with the records of the Committee and the Board.

IV.	General Matters

A.	The Committee shall have the authority to conduct or authorize investigations into any matter within the scope of the responsibilities delegated to the Committee as it deems appropriate, including the authority to request any officer, employee or adviser of the Company to meet with the Committee or any adviser engaged by the Committee.

B.	The Committee may form subcommittees, provided the subcommittees are composed entirely of independent directors, consisting of one or more members of the Committee and delegate to such subcommittees the authority to perform specific functions as it deems appropriate from time to time under the circumstances, to the extent permitted by applicable law, rules and regulations.

V.	Compensation Advisers

A.	The Committee, in its capacity as a committee of the Board, may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisers, and shall have authority to approve the fees and other retention terms of each such adviser. The Committee shall be directly responsible for the appointment, termination, compensation and oversight of the work of any compensation consultant, legal counsel and other advisers retained by the Committee. The Company shall provide appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of (i) reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

B.	The Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Committee (other than in-house legal counsel), only after taking into consideration the following factors:

1.	the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

2.	the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

3.	the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

4.	any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

5.	any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

6.	any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

C.	The Committee shall be required to conduct the independence assessment outlined above with respect to any compensation consultant, legal counsel or other adviser that provides advice to the Committee, other than in-house legal counsel. However, nothing in this Charter shall require a compensation consultant, legal counsel or other compensation adviser to be independent, only that the Committee consider the enumerated independence factors before selecting, or receiving advice from, a compensation adviser. The Committee may select, or receive advice from, any compensation adviser it prefers, including ones that are not independent, after considering the six independence factors outlined above. Notwithstanding anything herein to the contrary, the Committee shall not be required to conduct an independence assessment for a compensation adviser to the extent such an assessment is not required under Nasdaq rules.

D.	Nothing in this Charter shall be construed: (i) to require the Committee to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other adviser to the Committee; or (ii) to affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties.

VI.	KEY RESPONSIBILITIES

The following responsibilities are set forth as a guide for fulfilling the Committee’s purposes, with the understanding that the Committee may undertake other and different activities, and the Committee’s activities may diverge from those described below as appropriate under the circumstances. In such manner as the Committee determines is appropriate to fulfill its purposes, subject the provisions of the Company’s amended and restated bylaws, as in effect from time to time, and to Section 141 of the Delaware General Corporation Law, the Committee’s functions and authority shall include, but not be limited to:

A.	Executive Compensation

1.	Oversee and direct all matters relating to compensation of the Company’s executive officers, including the establishment and review of the Company’s overall compensation philosophy and the evaluation and approval of the Company’s compensation plans, policies and programs as they affect the executive officers, and shall make recommendations to the Board with respect to such matters as the Committee deems appropriate.

2.	Each year, (i) if deemed appropriate by the Committee, review, modify as deemed necessary, and approve the Company’s peer companies, if any, and data sources for purposes of evaluating the Company’s compensation competitiveness and establishing the appropriate competitive positing of the levels and mix of compensation elements; (ii) if deemed appropriate by the Committee, review, modify as deemed necessary, and approve corporate goals and objectives relevant to the compensation of the Company’s executive officers; (iii) evaluate the performance of the executive officers in light of the Company’s corporate goals and objectives relevant to executive compensation; and (iv) based on the performance evaluations referred to above, approve, or recommend to the Board for approval, the compensation levels of the Company’s executive officers, including (as applicable) base salary, bonus, long-term incentive and equity compensation, and any other compensation, perquisites, and special or supplemental benefits; provided that the Chief Executive Officer may not be present during voting or deliberation with respect to his or her compensation.

3.	Periodically review and approve, or recommend to the Board for approval, employment agreements and any other compensatory, severance, or change-in-control arrangements and any special or supplemental compensation, benefits and perquisites provided to current and former executive officers of the Company.

4.	As deemed appropriate by the Committee, set and modify the terms and conditions to hire or terminate employment of the Company’s executive officers.

5.	Oversee the assessment of risks related to the Company’s human resource and employment policies, programs, processes and practices, and compensation policies and programs, to help identify areas of improvement and best practices and consider, on at least an annual basis, whether risks arising from such policies, programs, processes and practices for all employees are reasonably likely to have a material adverse effect on the Company, including whether the Company’s incentive compensation plans encourage excessive or inappropriate risk-taking. The Committee will discuss at least annually the relationship between risk management policies and practices and compensation and evaluate compensation policies and practices that could mitigate any such risk.

6.	Oversee the Company’s human capital management policies, processes and practices related to workforce diversity, wage and opportunity equity, and inclusion programs, and review the Company’s employment policies, processes and practices, as well as compensation and incentive structure, related to recruiting, retention, career development and progress, and succession planning.

B.	Incentive and Equity Compensation

1.	Oversee the administration of, and the approval of the grants and terms of, any grants of incentive compensation and equity-based awards under the Company’s incentive and equity-based compensation plans, which may include (to the extent permitted by law and subject to the applicable plans) the delegation of authority to one or more members of management or directors for purposes of issuing incentive compensation or other equity awards to persons other than executive officers, or any other member of management as the Committee shall designate.

2.	Review the Company’s incentive compensation and equity-based plans and arrangements, including with respect to stockholder dilution, overhang, annual run rate, and the number of shares remaining available for issuance under those plans and arrangements, and make recommendations to the Board regarding the need to amend existing plans or adopt new ones for the purpose of implementing the Committee’s strategy regarding long-term and equity-based compensation.

C.	Director Compensation

1.	Each year, the Committee will review and approve, or recommend to the Board for approval, the form and amount of non-employee director compensation for service on the Board and its committees, including compensation and expense reimbursement policies for attendance at Board and committee meetings.

D.	Reporting and Disclosure Matters

1.	At such time as it is required under the rules of the SEC, the Committee will review and discuss with the Company’s management the compensation discussion and analysis (“CD&A”) to be included in the Company’s Proxy Statement or Annual Report, as applicable, and, based on that review, determine whether to recommend to the Board that the CD&A be included in the Proxy Statement or Annual Report, as applicable, in accordance with applicable rules and regulations.

2.	At such time as it is required, the Committee will prepare a Compensation Committee Report as required by Item 407(e)(5) of Regulation S-K and publish the report in the Company’s Proxy Statement or Annual Report, as applicable, in accordance with applicable rules and regulations.

3.	The Committee will oversee the Company’s submissions to stockholders on executive compensation matters, including (once required) advisory votes on executive compensation and the frequency of such votes, incentive and other executive compensation plans, and amendments to such plans in accordance with Nasdaq (or other applicable stock exchange) listing standards. In connection with the foregoing, the Committee will review and recommend to the Board how frequently the Company should permit stockholders to have an advisory vote on executive compensation (i.e., “say-on-pay”), once required. The Committee, in consultation with the Executive Chairman of the Board, will also oversee engagement with stockholders and proxy advisory firms on executive compensation matters.

4.	The Committee will review from time to time the Company’s clawback policy that complies with SEC rules and regulations and Nasdaq (or other applicable stock exchange) listing standards, and, if deemed appropriate by the Committee, recommend modifications of such policy to the Board.

E.	Other Matters

1.	The Committee will review and reassess the adequacy of this Charter annually and, if deemed necessary or appropriate by the Committee, recommend to the Board any changes or amendments thereto.

2.	The Committee will consider whether to implement any stock ownership guidelines applicable to the executive officers of the Company and/or members of the Board and will approve, or recommend to the Board for its approval, any such guidelines, periodically review compliance with any such guidelines and, if deemed appropriate by the Committee, recommend to the Board any changes or amendments thereto.

3.	The Committee will review and approve, or review and recommend to the Board for its approval, any transaction in equity securities of the Company, or derivatives of those equity securities, between the Company and any officer or director of the Company who is subject to the reporting and short-swing liability provisions of Section 16 of the Exchange Act.

4.	The Committee will review, as it deems necessary, appropriate matters related to the Company’s compliance with applicable laws and regulations affecting employee and director compensation and benefits, including, but not limited to, Rule 16b-3 and Section 13(k) of the Exchange Act.

5.	Make recommendations to the Board regarding the adoption of any anti-hedging or anti-pledging policies applicable to executive officers and directors.

VII.	REPORTING

The Chairperson shall report on the Committee’s activities at Board meetings and periodically update the Board on material developments in the areas for which the Committee is responsible.

VIII.	POSTING REQUIREMENT

The Company will make this Charter available on or through the Company’s website as required by applicable rules and regulations. In addition, the Company will disclose in its Proxy Statement or Annual Report, as applicable, that a copy of this Charter is available on the Company’s website and provide the website address.